Exhibit 23.5

CONSENT OF RYDER SCOTT COMPANY, L.P.

We have issued our report dated January 6, 2014 on estimates of proved reserves, future production and income attributable to certain leasehold interest of EXCO Resources, Inc. (“EXCO”) as of December 31, 2013. As independent oil and gas consultants, we hereby consent to the inclusion of our report and the information contained therein and information from our prior reserve reports referenced in this Annual Report on Form 10-K of EXCO (this “Annual Report”) and to all references to our firm in this Annual Report. We hereby also consent to the incorporation by reference of such reports and the information contained therein in the Registration Statements of EXCO on Forms S-8 (File Nos. 333-159930, 333-156086, 333-132551, 333-146736, 333-177900 and 333-189262) and on Form S-3 (File Nos. 333-169253, 333-192898 and 333-193660).

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas
February 26, 2014